Exhibit 99.1

Contact:	Dan Yarbrough, Vice President of Investor Relations danyarbrough@orthofix.com
(617) 912-2903

Orthofix International Announces
2nd Quarter 2008 Results

•	Record Q2 sales totaled $130.0 million, up 5% from the second quarter of 2007
•	Orthopedic sales rose 19% vs Q207
•	Spine stimulation sales increased 13% year-over-year
•	Sports medicine sales grew 9% compared with the prior year
•	Q2 reported net income was $5.8 million, or $0.34 per diluted share

Boston, MA, Aug 7, 2008– Orthofix International N.V. (NASDAQ:OFIX) (the Company) announced today that total revenue for the second quarter ended June 30, 2008 was $130.0 million, an increase of 5% over the second quarter of 2007.  The impact of foreign currency rates on sales for the second quarter of 2008 was a positive $2.9 million.

Reported second quarter net income totaled $5.8 million, or $0.34 per diluted share.  This included non-operating costs of approximately $1.3 million ($887,000 net of tax, or $0.05 per diluted share) associated with the Company’s strategic initiatives. These included the exploration of the potential divestiture of certain fixation assets in its orthopedic division earlier this year, and costs incurred in connection with the execution of development and commercialization agreements with the Musculoskeletal Transplant Foundation (MTF) that was also announced today.  Under these new agreements Orthofix will collaborate with MTF to complete the development of and launch a new stem cell-based bone growth biologic matrix for use in spinal and orthopedic surgeries.  Excluding these non-operating costs associated with the Company’s strategic activities, adjusted net income was $6.7 million, or $0.39 per diluted share.

Additionally, adjusted net income, excluding specified non-cash items was $11.6 million, or $0.67 per diluted share, as indicated in the table below.

“We continued to drive strong revenue growth in our sports medicine, orthopedic and stimulation businesses as a direct result of planned investments in our distribution networks and product pipelines. These increases were partially offset by a year-over-year decrease in our spine implant revenue, which reflected the ongoing transition of the spine distribution network and customer base,” said CEO Alan Milinazzo.

The Company reiterated its previous full-year revenue guidance of $520-$540 million, and announced revisions to its earnings guidance for the remainder of the year.  During the third and fourth quarters Orthofix expects to incur total costs of approximately $10.8 ( $7.4 million net of tax or, $0.43 per diluted share) associated with the Company’s strategic initiatives, primarily those related to the MTF development agreement and the purchase of intellectual property from Intelligent Implant Systems that was previously announced.  Additionally, Orthofix expects to incur approximately $2.5 million ($1.7 million net of tax, or $0.10 per diluted share) in corporate reorganization expenses during the second half of 2008.  The Company also expects the ongoing transition of its spine distribution network and customer base to negatively impact earnings in the third and fourth quarters. As a result of these items, full-year 2008 reported EPS guidance was lowered to $0.65 to $0.75.  Adjusted net income guidance, excluding $0.43 per share in strategic initiative costs as well as $0.10 per share in corporate reorganization costs, was revised to $1.43 to $1.53 per share.  The guidance for adjusted net income, excluding specified non-cash items was also revised to a new range of $2.53-$2.65.

For the third quarter of 2008, Orthofix expects to generate total revenue of $130-$135 million.  Additionally, the Company expects to earn $0.01-$0.06 per share in reported net income, $0.27-$0.32 per share in adjusted net income, and $0.52-$0.58 per share in adjusted net income, excluding specified non-cash items.

A reconciliation of these third quarter and full-year guidance metrics is included in the Regulation G Supplemental Information Schedule attached to this release.

Non-GAAP Performance Measures

The table below presents a reconciliation between net income calculated in accordance with generally accepted accounting principles (GAAP) and two non-GAAP performance measures, referred to as “adjusted net income” and “adjusted net income, excluding specified non-cash items”, that exclude from net income the items specified in the table.  Management believes it is important to provide investors with the same non-GAAP metrics which it uses to supplement information regarding the performance and underlying trends of Orthofix’s business operations, facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company’s operating strategies.  A more detailed explanation of the items in the table below that are excluded from GAAP net income, as well as why management believes the non-GAAP measures are useful to them, is included in the Regulation G Supplemental Information schedule attached to this press release.

Reconciliation of Non-GAAP Performance Measures

Second Quarter	Q208		Q207
	($000's)	Impact Per Diluted Share	($000's)	Impact Per Diluted Share

Reported GAAP net income	$5,808	$0.34	$7,189	$0.43

Specified Items:
Costs associated with strategic initiatives	516	0.03	-	-
Costs associated with corporate reorganizations	371	0.02	-	-
Adjusted net income	$6,695	$0.39	$7,189	$0.43

Specified Non-Cash Items:
Non-cash BREG amortization	$816	0.05	861	0.05
Non-cash Blackstone amortization	$2,130	0.12	2,400	0.14
Equity compensation expense (FAS 123R)	$1,935	0.11	1,708	0.10

Adj. net income, excluding specified non-cash items	$11,576	$0.67	$12,158	$0.72

NOTE: Some calculations may be impacted by rounding.

Revenue

Total second quarter sales in the Company’s spine sector grew 2% year-over-year, to $62.7 million.  Spine stimulation revenue increased 13%, to $35.4 million.  Implant and biologic revenue was $27.3 million, including international revenue, which was 9% lower than the second quarter of 2007.  The decrease in implant and biologic revenue was driven by lower revenue from the Company’s implant devices, partially offset by an increase in revenue from biologic products.

Revenue from the Company’s orthopedic business grew 19%, to $33.3 million, compared with the prior year.  The increase was driven primarily by a 16% increase in sales of Physio-Stim™ bone growth stimulation devices used for non-union fractures, as well as revenue from the Company’s internal fixation and deformity correction devices, which was up 39% year-over-year.

Sports medicine revenue in the second quarter grew 9% compared with 2007, to $23.2 million.  The Company previously announced that during the first quarter this year it sold all of the assets associated with its Pain Care® line of ambulatory infusion pumps as part of the strategic goal of narrowing the focus of its sports medicine business to its functional knee bracing and cold therapy products.  In the second quarter, revenue from the Company’s functional knee bracing and cold therapy products rose 14% year-over-year.

Gross Margin

The gross margin percentage in the second quarter of 2008 was 73.0%, which was 20 basis points lower than the second quarter of 2007.  The decrease is primarily attributable to changes in product and geographic mix, as well as the negative impact of foreign currency valuations related to products manufactured in Europe and sold in U.S. dollars. The Company expects these trends to continue through the end of 2008 and, as such, lowered it's full year gross margin guidance to 72%-73%.

Operating Expenses

Second quarter sales and marketing (S&M) expenses as a percent of revenue increased by 250 basis points year-over-year, to 40.9%.  The increase in the S&M ratio is primarily due to an increase in the overall rate of sales and marketing costs, including the addition of new direct spine sales representatives and retention payments made in connection with the potential divestiture of certain fixation assets earlier this year.

Second quarter general and administrative (G&A) expenses in 2008 increased by 80 basis points year-over-year, to 14.4% of sales.  The increase in the G&A ratio primarily reflected the impact of higher corporate expenses, including accounting, legal, and business development costs, as well as retention payments made in connection with the potential divestiture of certain fixation assets earlier this year.

Research and development (R&D) expenses as a percent of revenues were 5.1% in the second quarter of 2008.  This was an increase of 20 basis points compared with 2007.

Amortization expense in the second quarter of 2008 was 3.7% of revenue, which was flat with the prior year.

Other Income and Expenses

Orthofix reported second quarter net interest expense of $4.1 million, compared with interest expense of approximately $5.9 million in the first quarter of 2007.  The lower interest expense in the second quarter of 2008 was primarily due to a reduction in the interest rate as well as the balance of the outstanding debt compared with the prior year.

Taxes

The tax rate in the second quarter of 2008 was approximately 28%.  This was lower than the Company’s full-year guidance of 33%-34%.  The lower tax rate in the second quarter was primarily the result of lower projected taxable earnings from U.S.-sourced income which carries a higher tax rate than foreign sourced income.

Conference Call

Orthofix will host a conference call today at 11:00 AM Eastern time to discuss the Company’s financial results for the second quarter of 2008.  Interested parties may access the conference call by dialing (866) 626-7622 in the U.S., and (706) 758-3283 outside the U.S., and providing the conference ID 56580604.  A replay of the call will be available for one week by dialing (800) 642-1687 in the U.S., and (706) 645-9291 outside the U.S., and entering the conference ID 56580604.

About Orthofix

Orthofix International, N.V., a global diversified orthopedic products company, offers a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle.  Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies.  In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, the Cleveland Clinic Foundation, and National Osteoporosis Institute.  For more information about Orthofix, please visit www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to and interpretation of governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.

 - Financial tables follow –

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, U.S. Dollars, in thousands, except per share and share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net sales	$130,039	$123,336	$258,071	$240,368
Cost of sales	35,048	33,008	69,286	63,804
Gross profit	94,991	90,328	188,785	176,564

Operating expenses
Sales and marketing	53,246	47,310	103,442	91,893
General and administrative	18,779	16,806	40,959	32,711
Research and development	6,599	6,023	12,953	12,360
Amortization of intangible assets	4,830	4,571	9,873	9,039
Gain on sale of Pain Care® Operations	-	-	(1,570)	-
	83,454	74,710	165,657	146,003

Operating income	11,537	15,618	23,128	30,561

Other income (expense)
Interest income/(expense), net	(4,069)	(5,869)	(9,459)	(11,534)
Other, net	591	314	1,085	(242)
Other income/(expense), net	(3,478)	(5,555)	(8,374)	(11,776)
Income before minority interests and income taxes	8,059	10,063	14,754	18,785
Minority Interests	-	-	-	(43)
Income before income taxes	8,059	10,063	14,754	18,742
Income tax expense	(2,251)	(2,874)	(5,340)	(5,286)
Net income	$5,808	$7,189	$9,414	$13,456

Net income per common share - basic	$0.34	$0.43	$0.55	$0.82

Net income per common share - diluted	$0.34	$0.43	$0.55	$0.80

Weighted average number of common shares outstanding - basic	17,090,217	16,533,646	17,088,735	16,499,299

Weighted average number of common shares outstanding - diluted	17,116,015	16,819,166	17,240,004	16,852,769

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. Dollars, in thousands)

	June 30,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$16,845	$25,064
Restricted cash	11,709	16,453
Trade accounts receivable, net	119,097	108,900
Inventory, net	113,333	93,952
Deferred income taxes	11,373	11,373
Prepaid expenses and other current assets	28,858	25,035
Total current assets	301,215	280,777

Investments	4,427	4,427
Property, plant and equipment, net	35,255	33,444
Patents and other intangible assets, net	223,181	230,305
Goodwill	318,769	319,938
Deferred taxes and other long-term assets	16,750	16,773

Total assets	$899,597	$885,664

Liabilities and shareholders' equity
Current liabilities:
Bank borrowings	$8,236	$8,704
Current portion of long-term debt	3,340	3,343
Trade accounts payable	28,606	24,715
Other current liabilities	31,278	36,544
Total current liabilities	71,460	73,306

Long-term debt	289,242	294,588
Deferred income taxes	74,809	75,908
Other long-term liabilities	12,039	7,922
Total liabilities	447,550	451,724

Shareholders' equity:
Common shares	1,710	1,704
Additional paid-in capital	163,944	157,349
	165,654	159,053
Retained earnings	267,615	258,201
Accumulated other comprehensive income	18,778	16,686
Total shareholders' equity	452,047	433,940

Total liabilities and shareholders' equity	$899,597	$885,664

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, U.S. Dollars, in thousands)

	Six Months Ended June 30,
	2008	2007

Cash flows from operating activities:
Net income	$9,414	$13,456
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,777	13,958
Amortization of debt costs	632	203
Provision for doubtful accounts	3,019	2,004
Deferred taxes	-	(3,103)
Share-based compensation	4,657	5,121
Minority interest	235	(10)
Amortization of step up of fair value in inventory	242	1,860
Gain on sale of Pain Care® operations	(1,570)	-
Other	515	(1,368)
Change in operating assets and liabilities:
Restricted cash	4,772	(1,219)
Accounts receivable	(10,630)	(14,120)
Inventories	(16,734)	(15,682)
Prepaid expenses and other current assets	(4,486)	(2,890)
Accounts payable	3,250	2,265
Other current liabilities	(5,839)	1,282
Net cash provided by operating activities	2,254	1,757

Cash flows from investing activities:
Payments made in connection with acquisitions and investments, net of cash acquired	-	(1,456)
Capital expenditures	(12,150)	(17,123)
Proceeds from sale of Pain Care® operations	5,980	-
Net cash used in investing activities	(6,170)	(18,579)

Cash flows from financing activities:
Net proceeds from issue of common shares	1,922	2,964
Repayments of long-term debt	(5,351)	(5,649)
Proceeds from bank borrowings	(1,131)	8,438
Tax benefit on non-qualified stock options	22	694
Net cash (used in) provided by financing activities	(4,538)	6,447

Effect of exchange rate changes on cash	235	178

Net decrease in cash and cash equivalents	(8,219)	(10,197)
Cash and cash equivalents at the beginning of the year	25,064	25,881
Cash and cash equivalents at the end of the period	$16,845	$15,684

External net sales by market sector
(In US$ millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	% Increase	2008	2007	% Increase

Spine
Stimulation	$35.4	$31.3	13%	$68.7	$60.8	13%
Implants and Biologics	27.3	30.1	-9%	56.5	56.8	-1%
Total Spine	62.7	61.4	2%	125.2	117.6	6%

Orthopedic	33.3	28.0	19%	63.1	55.6	13%

Sports Medicine	23.2	21.3	9%	46.5	42.5	9%

Vascular	3.7	5.6	-34%	9.1	10.5	-13%

Other Products	7.1	7.0	1%	14.2	14.1	1%

Total Net Sales	$130.0	$123.3	5%	$258.1	$240.3	7%

Regulation G Supplemental Information Schedule

The information in this schedule is set up in three sections intended to address different aspects of Regulation G.

Section 1 includes a Reconciliation of Non-GAAP Performance Measures for the third quarter and full-year of 2008.  A similar reconciliation for the second quarter of 2008 appears in the body of the release to which this Supplemental Schedule is attached.

Section 2 contains explanations of each of the specified items and additional non-cash specified items listed in the Reconciliation of Non-GAAP Performance Measures for the second quarters of 2008 and 2007, included in the body of this release, and for the third quarter and full-year of 2008 that is included in Section 1 of this Supplemental Information Schedule.

Section 3 provides detailed disclosures indicating the reasons management believes our non-GAAP measures are useful.

Section 1

Reconciliation of Non-GAAP Performance Measures
For Full Year and 3rd Quarter 2008 Guidance

	Estimated	Estimated
	2008	Q308

Adj. net income, excluding specified non-cash items	$2.53-$2.68	$0.52-$0.58

Less: Specified non-cash items:
Non-cash BREG & Blackstone amortization	$0.66-$0.70	$0.16
Equity compensation expense (FAS 123R)	$0.44-$0.45	$0.09-$0.10

Adjusted net income	$1.43-$1.53	$0.27-$0.32

Less Specified Items:
Costs associated with strategic initiatives	$0.66	$0.26
Costs associated with corporate reorganizations	$0.12	--

Reported (GAAP) Net Income	$0.65-$0.75	$0.01-$0.06

NOTE: Some calculations may be impacted by rounding

Section 2

Description of Second Quarter Specified Items

•
Costs Associated with Strategic Initiatives- Non-operating costs related to the Company’s strategic initiatives, including those related to the execution of the development and commercialization agreements with MTF.

•	Costs Associated with Corporate Reorganizations- Costs associated with corporate level reorganizations within the Company.

Description of Second Quarter Specified Non-Cash Items

•	Non-cash BREG amortization- non-cash amortization of purchase accounting items associated with the acquisition of BREG, net of tax.
•
Non-cash Blackstone amortization- non-cash amortization of intangible assets associated with the acquisition of Blackstone, net of tax.  In 2007 this item also included the amortization of the step up in assets recorded in connection with the Blackstone acquisition.

•	Equity Compensation Expense - equity compensation expense related to FAS 123R, net of tax.

Description of Third Quarter & Full Year Specified Items

•	Costs Associated with Strategic Initiatives- Non-operating costs related to the Company’s strategic initiatives, primarily those related to agreements with MTF and Intelligent Implant Systems.
•	Costs Associated with Corporate Reorganizations- Costs associated with planned corporate level reorganizations with in the Company.

Description of Third Quarter & Full Year Specified Non-Cash Items

•	Non-cash BREG amortization- non-cash amortization of purchase accounting items associated with the acquisition of BREG, net of tax.
•	Non-cash Blackstone amortization- non-cash amortization of intangible assets associated with the acquisition of Blackstone, net of tax.
•	Equity Compensation Expense - equity compensation expense related to FAS 123R.

Section 3

Management use of, and economic substance behind, Non-GAAP Performance Measures

Management uses non-GAAP measures, referred to as “adjusted net income” and “adjusted net income, excluding additional specified non-cash items”, to evaluate performance period over period, to analyze the underlying trends in the Company's business, to assess its performance relative to its competitors, and to establish operational goals and forecasts that are used in allocating resources. In addition, following the Company's acquisition of Blackstone, and the related increase in Orthofix’s debt, management has increased its focus on cash generation and debt reduction. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash for use in paying down debt.  In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company's business segments. The items excluded from Orthofix’s non-GAAP measures are also excluded from the profit or loss reported by the Company’s business segments for the purpose of analyzing their performance.

Material Limitations Associated with the Use of Non-GAAP Measures

The Non-GAAP measures used in this release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for GAAP performance measures. Some of the limitations associated with the use of these non-GAAP performance measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows.  For example, the amortization of purchased intangible assets does not directly affect Orthofix’s cash flows, however, it does represent the reduction in value of those assets over time, and the expense associated with this reduction in value is not included in the Company’s non-GAAP measures.  Similarly, equity compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP performance measurse by relying upon its GAAP results to gain a complete picture of the Company's performance.  The GAAP results provide the ability to understand the Company’s performance based on a defined set of criteria.  The non-GAAP measures reflect the underlying operating results of the Company’s businesses, excluding non-cash items, which management believes is an important measure of the Company's overall performance.

The Company provides a detailed reconciliation of the non-GAAP performance measures to their most directly comparable GAAP measures, and encourages investors to review this reconciliation.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company’s senior management in its financial and operational decision-making.  Management believes that providing this information enables investors to better understand the performance of the Company's ongoing operations and to understand the methodology used by management to evaluate and measure such performance. Disclosure of these non-GAAP performance measures also facilitates comparisons of Orthofix’s underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP performance measures.